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                                                                  EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors of Wire One Technologies, Inc.

We hereby consent to the use in the prospectus constituting a part of this Registration Statement of our report dated February 29, 2000, except for
Note 15 which is as of March 24, 2000, relating to the consolidated financial statements of All Communications Corporation as of December 31, 1999 and for the year then ended, and subsidiaries as of December 31, 1999 and for the year then ended, which are contained in that prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP
Woodbridge, New Jersey
July 28, 2000